EXHIBIT 23.3

August 22, 2014

Metaldyne Performance Group Inc.

Plymouth, Michigan

Re: Registration Statement No. 333-198316

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated August 22, 2014 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Detroit, Michigan